EXHIBIT 99.1

NEWS RELEASE	CONTACTS:	Charles Cimitile Chief Financial Officer SPAR Group, Inc. (914) 332-4100 Roger S. Pondel PondelWilkinson Inc. (310) 279-5980

SPAR GROUP REPORTS FINANCIAL RESULTS

FOR 2007 SECOND QUARTER, SIX-MONTHS

        TARRYTOWN, NY—August 14, 2007—SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the second quarter and six months ended June 30, 2007.

        Net revenues for the 2007 second quarter amounted to $12.5 million, compared with $12.9 million last year. The company sustained a net loss for the 2007 second quarter of $1.7 million, equal to $0.09 per share, compared with net income of $100,000, or $0.01 per share, for the 2006 second quarter.

        For the first half of 2007, net revenues were $27.9 million, versus $28.8 million for the comparable prior year period. The company registered a net loss of $2.2 million, equal to $0.12 per share, for the first six months of 2007, compared with net income of $877,000, or $0.05 per share, the prior year.

        “Results for the second quarter reflected a continued challenging business environment in the U.S. markets, although prospects for SPAR Group remain encouraging,” said Gary S. Raymond, who recently joined the company as its president and chief executive officer. “Having joined SPAR Group just weeks ago, my first priority is to thoroughly assess every aspect of our operations, focusing on sales, marketing and building domestic revenues, while paying close attention to costs and building upon the company’s strong foundation, leadership position and technological prowess.”

        Robert G. Brown, SPAR Group’s chairman of the board, added, “Our objective remains to add major new clients and provide unparalleled service to our customers particularly through the use of technological advances. With our new CEO’s breadth of management expertise and industry experience, particularly in the areas of sales and marketing, I am confident about our prospects and positioning in the markets we serve.”

        Revenues in the U.S. for the 2007 second quarter amounted to $5.9 million, compared with $7.9 million last year. The company posted a loss of $1.3 million for its U.S. operations in the 2007 second quarter, compared with net income of $338,000 last year, which included approximately $300,000 in net income from a favorable judgment award after related legal expenses.

        For the 2007 year-to-date period, revenue in the U.S. amounted to $14.3 million, compared with $18.7 million last year, which included $770,000 from the termination of a customer service agreement during the 2006 first quarter. The company posted a net loss of $1.7 million from its U.S. operations for the first half of 2007, compared with net income of $1.2 million in the first half of 2006. Included in U.S. net income for the six months of 2006 was approximately $1.2 million, consisting of $300,000 from a favorable judgment award after related legal expenses, $770,000 from the termination of a customer service agreement and $175,000 from the settlement of a vendor lawsuit.

        International revenues for the 2007 second quarter rose to $6.6 million from $5.0 million last year. The International division posted a net loss for the 2007 second quarter of $390,000, compared with a net loss of $238,000 last year.

        International revenues for the first half of 2007 rose to $13.6 million from $10.1 million last year. Included in the 2006 revenue was an additional quarter of revenue, totaling approximately $1.3 million, associated with the change to the reporting year of the company’s joint venture in Japan. The division posted a net loss of $508,000 for the year-to-date period, versus a net loss of $283,000 for the first six months of 2006.

About SPAR Group

        SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

        Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the continued efforts by the company to build domestic revenues and curtail costs, the company’s growing international operations, expansion into new countries and positioning for the long-term, and the contributions from the company’s new chief executive officer. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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(Tables Follow)

SPAR Group, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net revenues	$12,506	$12,919	$27,919	$28,769
Cost of revenues	8,757	9,142	19,255	18,996

Gross profit	3,749	3,777	8,664	9,773
Selling, general and administrative expenses	5,226	3,866	10,232	8,937
Depreciation and amortization	194	183	391	396

Operating (loss) income	(1,671)	(272)	(1,959)	440
Interest expense	93	46	181	97
Other income	(71)	(411)	(50)	(589)

(Loss) income before provision for income taxes and
minority interest	(1,693)	93	(2,090)	932
Provision for income taxes	74	54	141	99

(Loss) income before minority interest	(1,767)	39	(2,231)	833
Minority interest	(28)	(61)	16	(44)

Net (loss) income	$(1,739)	$100	$(2,247)	$877

Basic/diluted net (loss) income per common share:

Net (loss) income - basic/diluted	$(0.09)	$0.01	$(0.12)	$0.05

Weighted average common shares - basic	18,934	18,926	18,934	18,922

Weighted average common shares - diluted	18,934	19,206	18,934	19,207

Note: Certain reclassifications have been made to the prior period financials to conform to the current period presentation.

SPAR Group, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$1,601	$1,148
Accounts receivable, net	8,507	12,982
Prepaid expenses and other current assets	638	553

Total current assets	10,746	14,683

Property and equipment, net	1,297	901
Goodwill	798	798
Other assets	1,557	1,695

Total assets	$14,398	$18,077

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,558	$2,551
Accrued expenses and other current liabilities	3,201	2,864
Accrued expenses due to affiliates	2,299	1,752
Customer deposits	677	560
Lines of credit	2,426	5,318

Total current liabilities	11,161	13,045
Other long-term liabilities	215	6
Minority interest	514	498

Total liabilities	11,890	13,549

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares - none	—	—
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares -
18,934,182 - June 30, 2007
18,934,182 - December 31, 2006	189	189
Treasury stock	(1)	(1)
Accumulated other comprehensive loss	(47)	(109)
Additional paid-in capital	11,649	11,484
Accumulated deficit	(9,282)	(7,035)

Total stockholders' equity	2,508	4,528

Total liabilities and stockholders' equity	$14,398	$18,077